Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Completes Acquisition of Converting Operations of Atlantic Paper & Foil

Alpharetta, Ga. – July 2, 2008— Cellu Tissue Holdings, Inc. (“Cellu Tissue”) announced today its acquisition of the Hauppague, New York and Thomaston, Georgia tissue converting operations of Atlantic Paper & Foil (AP&F).

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented: “The combination of Cellu Tissue and AP&F creates a company with the scale and resources to deliver industry – leading machine-glazed & tissue hard roll products and services, as well as addresses the rapidly expanding private label retail and away-from-home converted tissue markets.”

The acquisition, which closed today, was financed primarily with borrowings under Cellu Tissue’s existing credit facility, which was amended in connection with the acquisition, proceeds from newly issued bonds and an equity investment by Weston Presidio, the controlling shareholder of the Company’s ultimate parent company.

JPMorgan is acting as placement agent for portions of the debt financing.  Ropes & Gray LLP served as legal advisor to Cellu Tissue and Skadden, Arps, Slate, Meagher & Flom LLP and Steve Cohn PC served as legal advisors to AP&F.

AP&F is a privately held manufacturing corporation founded in 1990.  The Company, headquartered in Hauppauge, New York, is a non-integrated converter of tissue products and foam for the retail and away-from-home markets, with manufacturing facilities in New York and Georgia.

Cellu Tissue manufactures and markets a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended including statements regarding the effects of the acquisition.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements included in this document are based upon information available to Cellu Tissue as of the date hereof, and Cellu Tissue assumes no obligation to update any such forward-looking statement. Cellu Tissue cautions you that any forward looking information is based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Factors that may affect the business or financial results of Cellu Tissue are described in Cellu Tissue’s filings with the SEC, including in its annual report on Form 10-K for the fiscal year ended February 29, 2008.

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